UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2010

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

        On November 1, 2010, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and nine months ended September 30, 2010.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

            (d)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued November 1, 2010

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued November 1, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: November 1, 2010	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 124 PERCENT
INCREASE IN REVENUE AND EXCEEDS EARNINGS GUIDANCE
FOR THE THIRD QUARTER 2010

Strong front-end and software sales drive gross margin to historical high of 56 percent

FLANDERS, NEW JERSEY (November 1, 2010) - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the third quarter of 2010.

Third Quarter 2010 Highlights:

  Revenue of $52.3 million increased 124 percent year-over-year.
  GAAP earnings per share was $0.28 as compared to a loss of ($0.16) in the prior year period.
  Gross margin exceeded long-term model and increased to 56 percent.
  Operating margins expanded leading to 17 percent net after tax earnings.
  Cash and marketable securities increased to $74.9 million.
  Year-to-date revenues of $141.3 million and GAAP earnings per share of $0.56.

"Our solid financial results for the third quarter, including reaching our historical high gross margin of 56 percent, reflect the success of our strategy of positioning Rudolph Technologies to capitalize on non-synchronized investment cycles in the front-end and back-end of the semiconductor equipment market," noted Paul F. McLaughlin, Chairman and Chief Executive Officer. "Strong front-end and software sales fueled our success, despite some moderation in the industry's back-end capacity demand. We see continued successes with our new products, in particular those targeting the transparent and metal film Metrology markets, which we believe is translating into market share gains. With our balance of hardware and software solutions for both front-end and back-end customers producing results well within our long-term operating model, we forecast continued gains in the fourth quarter of 2010," Mr. McLaughlin concluded.

Third Quarter 2010 Financial Results
Third quarter revenue totaled $52.3 million, a 124 percent increase compared with $23.3 million for the 2009 third quarter and the sixth consecutive quarter-over-quarter increase. During the third quarter, international sales represented approximately 84 percent of revenue, while domestic sales accounted for 16 percent. In the 2009 third quarter, international sales represented approximately 82 percent of revenue and domestic sales accounted for 18 percent. Revenue from front-end semiconductor customers accounted for approximately 66 percent of revenue and back-end customers accounted for the remaining 34 percent.

During the third quarter, Rudolph Technologies continued the restructuring of its New Jersey manufacturing operations, which are being consolidated into the Company's manufacturing operations in Minnesota. The Company incurred $440 thousand in charges in the quarter related to the consolidation. In addition, the Company incurred $597 thousand in the quarter for legal services related to ongoing litigation.

Third quarter gross margin rose to 56 percent, compared to 41 percent in the 2009 third quarter. The increase in gross margin was due to higher revenues, including an increase in software sales, higher average selling prices and lower reserves due to better inventory utilization.

Operating expenses for the third quarter of 2010 totaled $18.9 million, an increase of $4.5 million from the $14.4 million in the 2009 third quarter. Research and development (R&D) expenses for the third quarter totaled $8.3 million, compared with $6.4 million in the same period of 2009. The increase in R&D is primarily due to the Company's 2009 acquisition of Adventa Control Technologies, and higher compensation, project and litigation costs. Selling, general and administrative (S,G&A) expenses for the third quarter totaled $10.1 million, compared with $7.7 million in the 2009 third quarter. The increase in S,G&A was primarily due to higher compensation, sales commission and restructuring costs.

Other income, which represents foreign currency losses, totaled $902 thousand for the 2010 third quarter compared with $626 thousand in the third quarter of 2009.

GAAP net income for the third quarter of 2010 was $8.9 million, or $0.28 per share, compared with net loss of ($4.8) million or ($0.16) per share, for the third quarter of 2009. Excluding the after-tax impact of $2.4 million in non-GAAP adjustments, which included restructuring, litigation, and stock-based compensation charges, the third quarter non-GAAP net income was $10.7 million, or $0.34 per share. The 2009 third quarter non-GAAP net loss totaled ($2.3) million, or ($0.07) per share.

Balance Sheet Strength
At September 30, 2010, cash and marketable securities increased to $74.9 million. Accounts receivable ended the quarter at $43.9 million and DSO's decreased to 76 days. Working capital ended the quarter at $147.7 million.

Conference Call
Rudolph Technologies will discuss its 2010 third quarter results on a conference call it is hosting today at 4:45 PM EDT. A live audio webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary software.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of under-utilized manufacturing facilities costs, litigation fees, acquisition related expenses, share based compensation, and restructuring costs. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company's operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of defect inspection, process control metrology, and data analysis systems used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market. Rudolph offers yield management solutions used in wafer processing and final manufacturing through a family of systems for macro-defect inspection (detection and classification), as well as transparent and opaque thin film measurements.

The Company has enhanced the competitiveness of its products in the marketplace by anticipating and addressing many emerging trends driving the semiconductor industry's growth. Rudolph's strategy for continued technological and market leadership includes aggressive research and development of complementary inspection and metrology solutions. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's web site at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") which include Rudolph's business momentum and future growth; the benefit to customers of Rudolph's products and customer service; Rudolph's ability to both deliver products and services consistent with our customers' demands and expectations and strengthen its market position; Rudolph's expectations regarding its operating expenses; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the "safe harbor" provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph's control. Such factors include, but are not limited to, the Company's ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities; and the ability to target high-margin markets. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph's Form 10-K report for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph's current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	September 30,	December 31,
	2010	2009
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$ 74,882	$ 60,919
Accounts receivable, net	43,947	35,312
Inventories	52,320	45,534
Prepaid and other assets	4,271	4,626
Total current assets	175,420	146,391
Net property, plant and equipment	13,607	12,841
Intangibles	14,520	14,103
Other assets	4,690	4,868
Total assets	$ 208,237	$ 178,203

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 15,958	$ 9,793
Other current liabilities	11,807	9,817
Total current liabilities	27,765	19,610
Non-current liabilities	7,082	7,462
Total liabilities	34,847	27,072
Stockholders' equity	173,390	151,131
Total liabilities and stockholders' equity	$ 208,237	$ 178,203

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Revenues	$ 52,323	$ 23,330	$ 141,294	$ 49,732
Cost of revenues	23,051	13,857	66,545	32,569
Gross profit	29,272	9,473	74,749	17,163
Operating expenses:
Research and development	8,327	6,427	24,654	19,192
Selling, general and administrative	10,148	7,653	29,163	21,804
Amortization	432	370	1,258	945
Total operating expenses	18,907	14,450	55,075	41,941
Operating income (loss)	10,365	(4,977)	19,674	(24,778)
Interest income	43	29	123	202
Other expense	(902)	(626)	(151)	(625)
Income (loss) before income taxes	9,506	(5,574)	19,646	(25,201)
Provision (benefit) for income taxes	603	(739)	2,185	(1,687)
Net income (loss)	$ 8,903	$ (4,835)	$ 17,461	$ (23,514)

Net income (loss) per share:

Basic	$ 0.28	$ (0.16)	$ 0.56	$ (0.76)
Diluted	$ 0.28	$ (0.16)	$ 0.56	$ (0.76)

Weighted average shares outstanding:

Basic	31,365	31,109	31,245	30,858
Diluted	31,534	31,109	31,454	30,858

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

GAAP operating income (loss)	$ 10,365	$ (4,977)	$ 19,674	$ (24,778)
Non-GAAP adjustments:
Idle facility costs	-	487	-	2,780
Litigation costs	597	140	2,025	1,087
Asset write-downs	-	-	-	454
Acquisition related expenses	-	673	-	992
Restructuring expenses (1)	440	-	1,140	135
Share-based compensation	1,392	1,207	4,085	2,818
Total non-GAAP adjustments	2,429	2,507	7,250	8,266
Non-GAAP operating income (loss)	$ 12,794	$ (2,470)	$ 26,924	$ (16,512)

GAAP net income (loss)	$ 8,903	$ (4,835)	$ 17,461	$ (23,514)
Total non-GAAP adjustments	2,429	2,507	7,250	8,266
Income tax effect of non-GAAP adjustments (2)	(407)	-	(1,294)	-
Other tax adjustments (3)	(230)	-	(230)	627
Non-GAAP net income (loss)	$ 10,695	$ (2,328)	$ 23,187	$ (14,621)

Net income (loss) per share:
Basic	$ 0.34	$ (0.07)	$ 0.74	$ (0.48)
Diluted	$ 0.34	$ (0.07)	$ 0.74	$ (0.48)

1) During the three and nine months ended September 30, 2010, the Company recorded restructuring expenses of $0.4 million and $1.1 million for the consolidation of our New Jersey manufacturing operations into our Minnesota location. During the nine months ended September 30, 2009, the Company recorded restructuring expenses of $0.1 million for severance charges.
2) For the nine month period ended September 30 2010, the non-GAAP adjustments were taxed at a marginal tax rate of 17.8%. For the nine months ended September 30, 2009, the tax effect on non-GAAP adjustments was offset in full by valuation allowances.
3) Represents tax true-up adjustments of $(0.2) million recorded during the three and nine months ended September 30, 2010 and $0.6 million for the nine months ended September 30, 2009.

####